Exhibit 8.1

Phone:	(424) 239-3424

Fax:	(424) 239-3418

Email:	Doloboff@BlankRome.com

October 10, 2013

Signature Group Holdings, Inc.

15303 Ventura Blvd, Ste. 1600

Sherman Oaks, California 91403

Ladies and Gentlemen:

This opinion letter is being delivered to you in connection with the proposed agreement and plan of merger (the “Proposed Agreement”) by and among Signature Group Holdings, Inc., a Nevada corporation (the “Company”), SGH Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), and Merger Sub, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Merger Sub”). Under the terms of the Proposed Agreement, the Company will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Holdings (the “Reincorporation”). The Reincorporation is described in the Form S-4 Registration Statement of the Company filed with the Securities and Exchange Commission on October [*], 2013 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of the Company. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In rendering the opinions in the paragraphs numbered 1 through 4 below, we have examined and are relying on the completeness and accuracy, both initially and continuing as of the effective time of the Reincorporation, of the Proposed Agreement and the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. We have assumed (i) that the Reincorporation will be consummated in the manner contemplated by the Registration Statement and the Proposed Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Proposed Agreement and on the date hereof, of the representations and warranties made by the Company and Holdings in the Proposed Agreement, and (iii) the truth, accuracy, completeness, authenticity and due authorization of the officer’s certificates dated October 10, 2013 (the Officer’s Certificates”), provides to us by the Company and Holdings for use in preparing our opinion.

The opinions expressed herein represent our judgment as to the proper treatment of certain aspects of the Reincorporation under U.S. federal income tax laws based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes will not affect the conclusions expressed herein.

This opinion letter relates solely to the tax consequences of the Reincorporation under U.S. federal income tax laws, and we express no opinion regarding the tax consequences or other legal consequences of the Reincorporation under the laws of any other jurisdiction. Our opinions in paragraphs 1 through 4 express only the specific issues set forth therein, do not address any other tax

Signature Group Holdings, Inc.

October 10, 2013

consequences that may result from the Reincorporation or any other transaction, and no other or more expansive opinion is intended, implied, or to be inferred beyond the matters expressly stated in this opinion later. This opinion letter is an expression of professional judgment and not a guarantee and should not be construed or relied on as such.

Based upon the foregoing and subject to the assumptions, exceptions, exclusions, qualifications and limitations set forth in this opinion letter, as of the date hereof, we are of the opinion that:

1.	The Reincorporation will constitute a “reorganization” within the meaning of Section 368(a) of the Code, with each of the Company, Holdings and Merger Sub being a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Company or Holdings as a result of the Reincorporation.

3.	Holdings will succeed to and take into account, as of the close of the Reincorporation, the Company’s net operating losses, capital loss carryovers, and all other tax items described in Section 381(c) of the Code.

4.	The discussion in the Registration Statement, under the section “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” to the extent it constitutes descriptions of legal matters or conclusions, is true and accurate in all material respects.

The opinions set forth in the numbered paragraphs above have been issued solely for the benefit of the addressee of this opinion letter in connection with the Registration Statement and they may not be utilized or relied upon by you or for any other purpose or utilized, relied upon, or quoted by any Person, other than you, without, in each instance, the prior written consent of a partner of Blank Rome LLP.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the section “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP

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